Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Marshall Murphy

(469) 549-3005

Nationstar Mortgage Completes Acquisition of Servicing Assets of Aurora Bank

Lewisville, TX (June 29, 2012) – Nationstar Mortgage Holdings Inc. (NYSE: NSM) announced today that Nationstar Mortgage LLC, an indirectly-held, wholly-owned subsidiary, has completed the acquisition of approximately $63.7 billion in residential mortgage servicing rights (“MSRs”), as measured by unpaid principal balance, and certain other assets from Aurora Bank FSB and its wholly owned subsidiary Aurora Loan Services LLC (collectively, “Aurora”), a subsidiary of Lehman Brothers Bancorp Inc. The composition of the Aurora portfolio is approximately 75% non-conforming loans in private label securitizations and approximately 25% conforming loans in GSE pools. With this acquisition Nationstar has grown its servicing book to approximately $177 billion, representing approximately one million customers. Nationstar funded a portion of the MSR purchase price with the proceeds of a 65% co-investment by Newcastle Investment Corp.

“The closing of the Aurora acquisition represents another exciting milestone in Nationstar’s history and adds to our track record of successfully integrating servicing portfolios,” said Nationstar CEO Jay Bray. “We remain focused on our performance-based servicing model that provides exceptional service and the benefit of Nationstar’s extensive resources to help customers achieve and preserve homeownership.”

Keefe Bruyette & Woods, Inc. and Deutsche Bank Securities Inc. served as financial advisors to Aurora. Sidley Austin LLP served as legal advisor to Nationstar Mortgage LLC and Arnold & Porter LLP served as legal advisor to Aurora.

About Nationstar Mortgage Holdings Inc.

Based in Lewisville, Texas, Nationstar currently services approximately one million residential mortgages totaling approximately $177 billion in unpaid principal balance. In addition, Nationstar operates an integrated loan origination platform, enabling it to both mitigate its servicing portfolio run-off and improve credit performance for loan investors. Nationstar currently employs over 3,500 people, entirely based in the United States.

Forward-Looking Statements

This press release contains forward-looking statements that are based on assumptions and existing information and involve certain risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could affect these statements include, but are not limited to, the impact of the ongoing implementation of the Dodd-Frank Act on Nationstar’s business activities and practices, costs of operations and overall results of operations; the impact on Nationstar’s servicing practices of enforcement consent orders and agreements entered into by certain federal and state agencies against the largest mortgage servicers; increased legal proceedings and related costs; the continued deterioration of the residential mortgage market, increase in monthly payments on adjustable rate mortgage loans, adverse economic conditions, decrease in property values and increase in delinquencies and defaults; the deterioration of the market for reverse mortgages and increase in foreclosure rates for reverse mortgages; Nationstar’s ability to efficiently service higher risk loans; Nationstar’s ability to compete successfully in the mortgage loan servicing and mortgage loan originations industries; Nationstar’s ability to scale-up appropriately and integrate the assets, employees, operations and platforms related to the Transaction; Nationstar’s ability to obtain sufficient capital to meet its financing requirements, including, but not limited to, our ability to obtain advance finance facilities sufficient to fund the purchase price for this acquisition; changes to federal, state and local laws and regulations concerning loan servicing, loan origination, loan modification or the licensing of entities that engage in these activities; and the loss of Nationstar’s licenses. These factors and other risks and uncertainties are discussed in Nationstar’s annual report on Form 10-K for the fiscal year ended December 31, 2011 and its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012, in each case as filed with the SEC, and any additional periodic reports Nationstar files with the SEC.